Z Yachts, Inc.

3598 Old Milton Parkway

Alpharetta, GA 30005

877-885-1650

www.zyachts.com

Z Yachts Manufacturer Direct Program Agreement

THIS AGREEMENT is made this 28th day of June, 2005,  by and between Z Yachts Inc. of 3598 Old Milton Parkway, Alpharetta, GA 30005, and Black Hawk U.S.A. ("Black Hawk") whose address is:

Black Hawk U.S.A.

2390 N.W. 147 St.

Miami, FL 33054

WITNESSTH:

Whereas Black Hawk is engaged in the North American production, distribution, marketing and sale of Black Hawk boats and whereas, Z Yachts is desirous of offering Black Hawk boats for sale to their existing and future clientele (hereinafter known as the "BUYER"). It is mutually agreed by Z Yachts and Black Hawk as follows:

1.

 Right to Represent.

Z Yachts shall hereby have the right to represent Black Hawk and to place orders for new Black Hawk boats and any new additional products marketed by Black Hawk. It is agreed that the Z Yachts shall display and distribute information about Black Hawk in the following manner:

(a)

Online, in the form of industry accepted "listing materials" which may include photographs, specifications, drawings and other images as provided by Black Hawk.  Z Yachts may create hypothetical inventories and pricing for any unbuilt Black Hawk boats, and agrees to make note of such hypothetical nature within the body of the written inventory.  Z Yachts may recreate listing details and information for completed new or preowned Black Hawk boats. Black Hawk agrees to keep Z Yachts advised of the sale status of these boats at all times.

(b)

Via Regional Boat Shows, in the form of printed and/or video listing materials following the guidelines referred to above, Z Yachts agrees to advise Black Hawk of the proposed show schedule in advance of said show.

During Boat Shows in which Black Hawk is participating directly, with or without a physical boat on display, Z Yachts may arrange for individual sales staff to work in

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(b)

The Black Hawk factory reserves the right to change its standard specifications and pricing at any time. Black Hawk agrees to advise Z Yachts of any such changes as they occur.

(c)

Black Hawk boats are built on a system of progressive payments according to the following schedule:

Earnest money deposit - Ten percent (10%) at the time of order to be paid In the form of a wire or cashiers check to be paid to Black Hawk U.S.A.

Closing Payment - Ninety percent (90%) when a sale is closed and buyer takes possession of the Black Hawk boat to be paid in the form of a wire or cashiers check to be paid to Black Hawk U.S.A.

(d)

Black Hawk will invoice the Buyer and close each sale.  Z Yachts will assure that the buyer has acquired adequate financing at the time of placing the order.

(e)

Trade-Ins or any used boats that the buyer intends to use for any portion of the purchase price of a Black Hawk boat will be the sole responsibility of Z Yachts.  Black Hawk will not accept any trade-in as part of the purchase price of a new order.

(f)

The Buyer will be liable for any taxes and delivery changes incurred with taking possession of any Black Hawk boat.

7.

Warranty. Black Hawk warrants all Black Hawk boats in accordance with the limited warranty document that accompanies each Black Hawk boat. The foregoing warranty is in lieu of all other warranties, express or implied, including without limitation any implied warranty of merchantability or fitness for a particular purpose. Neither party shall be liable or deemed to be in default for delay of failure in performance hereunder resulting from any cause beyond the reasonable control of such party.

8.

Trademarks. Z Yachts and Black Hawk agree that Z Yachts has not received any written or oral grant of a license to use any trade name, trademark, service mark, or related right of Black Hawk (hereinafter called "Marks') for the Z Yachts business. All such Marks are to be identified solely with Black Hawk boats offered for sale by Z Yachts.  Z Yachts acknowledges that all rights to the Marks remain exclusively with Black Hawk.  Z Yachts agrees to respect such Marks and not remove them or attempt to disassociate them from the Black Hawk boats.

9.

Term of Agreement. This Agreement shall remain in force for one (1) year from the date set forth above, and shall be automatically renewed on a yearly basis thereafter unless either party gives written notice of non-renewal no later than ninety (90) days prior to the expiration of the original term, or any renewal term of this Agreement. Notice of non-renewal may be given far any reason by either party.

Z Yachts may terminate this Agreement at any time upon ninety (90) days written notice to Black Hawk, for "Just Cause. "  "Just Cause" is defined as the failure of Black Hawk to perform any essential condition or obligation of this and any subsequent additional Agreement.

Black Hawk may terminate this Agreement at any time upon ninety (90) days written notice to Z Yachts, for "Just Cause."  "Just Cause" is defined as the failure of Z Yachts to perform any essential condition or obligation of this and any Subsequent additional Agreement.

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This Agreement shall also be terminated if either party is prevented from substantially performing its obligations hereunder by any laws, governmental regulations, orders, judicial decrees, treaties, embargoes, enacted or promulgated by any governmental agency.

10.

Disputes.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the reward rendered by the arbitrator or arbitrators may be entered by any court of competent jurisdiction, It is agreed by the parties hereto that any arbitration proceedings will be held In Atlanta, Georgia, at the address designated by the arbitrator or arbitrators appointed by the American Arbitration Association.

11.

Independent Contractor Relationship.  Z Yachts is an independent contractor and is not  an employee, servant, partner or joint venture, of Black Hawk. Black Hawk is not responsible for withholding, and shall not withhold or deduct from the commissions, FICA or taxes of any kind, unless such withholding becomes legally required. Z Yachts or any employees of Z Yachts shall not be entitled to workers compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing, or Social Security on account of his or her services.

12.

Assignment.  Z Yachts may not assign its rights or delegate its duties under this Agreement without the prior written consent of Black Hawk. Black Hawk's rights and obligations under this Agreement may be assigned and delegated upon notice to Z Yachts.

13.

Entire Agreement.  This Agreement embodies all agreements and understandings of Black Hawk and Z Yachts with respect to the subject matter hereof, and may not be amended or modified except by all instrument in writing executed by Z Yachts and Black Hawk.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized representatives effective as of the date set forth above.

Z Yachts Inc.	Black Hawk U.S.A.

By: James G. Weller	By: Nester Perez

Title: President	Title: Vice President

Signature: /s/ James G. Weller	Signature: /s/ Nester Perez

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